Prager Metis CPAs, LLC 401 HACKENSACK AVENUE 4TH FLOOR HACKENSACK, NJ 07601 T 201.342.7753 F 201.820.2691 www.pragermetis.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report dated November 29, 2023 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of AB International Group Corp. for the years ended August 31, 2023 and 2022, included in its annual report (Form 10-K) for the year ended August 31, 2023. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

July 8, 2024